UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GOLD SWAP INC.
 (Exact name of registrant as specified in its charter)

New York	27-3046338
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Gold Swap Inc.
c/o Melvin Schlossberg
Gold Swap Inc.
72 Pond Road
Woodbury, New York 11797
Telephone: (516) 857-0980
 (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☒

Securities Act registration statement file number to which this form relates: File No. 333-173163 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, $0.0001 value (Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

The following description of the authorized capital of Gold Swap Inc. (the “Company” or “we”) does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation, which is included as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 30, 2011 and all amendments thereto (file no. 333-173163) and by the applicable provisions of the New York Statutes.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 30,631,200 shares are issued and outstanding as of December 14, 2012.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of shareholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  There is no provision in our Certificate of Incorporation or By-laws that would delay, defer or prevent a change in control of our company.

Preferred Stock

We are authorized to issue 5,000,000 shares of blank check preferred stock, par value $0,0001, of which none are issued and outstanding.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation*
3.2	Amendment to Certificate of Incorporation*
3.3	By-laws*

* Previously filed with the Registrant’s Registration Statement on Form S-1, file number 333-173163, filed with the Securities and Exchange Commission on March 30, 2011, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Gold Swap Inc.

Date: December 26, 2012	By: /s/ Melvin Schlossberg.
Name: Melvin Schlossberg Title: President, Chief Executive Officer, Secretary and Director (Principal Executive Officer)